Exhibit 99.1 Press Release dated July 15, 2004

AGDM     Moves     to     New     Name     and     Image     for     the     Company

Thursday July 15, 11:53 pm ET

FORT LAUDERDALE, FL — (MARKET WIRE) — Jul 15, 2004 — Americana Gold and Diamond Holdings, Inc. (“AGDM”), trading symbol OTC: Pink Sheets — AGDM, announced today they have changed the name of the Company to MineCore International, Inc.

MineCore International, Inc. began its listing under the trading symbol of OTC:Pink Sheets — (OTC BB:MCIO.PK — News) at 9:30 a.m. EST, July 15, 2004. In conjunction with the name change, the holders of a majority of the issued and outstanding shares of common stock consented to a one-for-ten reverse stock split, effective as of 11:59 p.m. EST, July 14, 2004.

MineCore International, Inc. (“MineCore”) expanded its operations and asset base with the acquisition of Platinum Works, Inc. (“PWI”).

“We are now an International development and exploration company,” heralded D.L. (Dan) Forigo, MineCore President, “We are very excited with the new name and image of the company.”

As part of its strategic plan, MineCore will be exploring and developing certain sapphire-bearing deposits in Madagascar along with bidding for contracts under the Infrastructure Program in Madagascar.

The Heavy Equipment Division has been awarded two Memorandums’ of Understanding for a highway upgrade project and a Joint Venture with ACROW Corporation of America to construct several bridges in a pilot project. Both projects are located in Madagascar. Currently the Construction Division is generating revenue with ongoing contracts.

The Manufacturing Technology Division, which has not commenced revenue producing operations, is poised to introduce its patented technology to hyper compress clay for building blocks that can be used for constructing structures such as schools, medical clinics and housing projects.

MineCore, as part of its strategic plan, will be looking for Joint Venture partners to develop certain of its gold bearing properties in the La Fortuna play in Venezuela.

The Company intends to use MineCore as its its trade name, and unveiled its new logo today in an unveiling in Fort Lauderdale, Florida.

The trade name MineCore was developed on the basis that the core business of the company will be mining. To support its exploration and mining operations, MineCore has a Construction Division, which includes its Heavy Equipment Division for road building and overburden stripping and its Electrical Division for supporting its operations and to bid for work associated with the Infrastructure program in Madagascar. Along with the Construction Division, MineCore has an Infrastructure Division, which includes the Support Departments for Mining and the Manufacturing Technology Division which, once fully operational, will provide economical building structures. With the extraction of sapphires and the manufacturing of goods, a Marketing Division will be developed to generate sales for the Company.

“Our logo takes into account the operations of MineCore with a modern look and image,” explained J.G. (Jerry) Mikolajczyk, MineCore Chief Operating Officer, “the right side of the trademark symbol has a bold tower representing the Construction Division. The oval at the bottom center represents the oval shape of an open pit mine operation. The three left spikes represent the 3 Divisions, Mining, Infrastructure and Marketing. The bridge over the oval between the construction tower on the right and the Marketing spike on the inner left represents the Bridge Division and the Structure Division. We have incorporated our operations in a symbol that our employees and operations are represented by.”

MineCore is developing its website and should be available for surfing in the very near future. The Company has secured the URL address www.minecore.com along with the related top level domains .net, .org, ..info, .biz and .us.

MineCore is an exploration company, as defined under SEC Industry Guide 7. The Company’s mission is to successfully identify, acquire and develop mineral properties with a fast track program to commence mining operations. Its other divisions and departments are in the developmental stages.

This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that reserves, production, pricing levels or other factors pertaining to the mining and manufacturing operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in our recent filings. Under no circumstances does this Press Release constitute an offer to sell or a solicitation of an offer to buy the securities of the company described in this Press Release in which such offer, solicitation or sale of securities would be unlawful prior to registration, qualification or filing under the securities laws of any jurisdiction.

Contact: For Further information on this news release or on the Company, please contact:

      D.L. (Dan) Forigo
      President
      Telephone: 1-954-653-0843
      Fax: 1-954-653-0844
      e-mail address: investor@minecore.com